Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 23, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Adtomize, Inc.

Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 Post-Effective Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Adtomize, Inc. of our report dated February 2, 2010, relating to the financial statements of Adtomize, Inc., a Nevada Corporation, as of and for the periods ending March 31, 2009 and 2008 and for the period from July 31, 2007 (inception) to March 31, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC